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                                                                      Exhibit 99
FOR IMMEDIATE RELEASE:

                       LIFEPOINT SEEKS ADDITIONAL FUNDING

ONTARIO, CALIFORNIA - January 31, 2003 -LifePoint, Inc. (AMEX: LFP), a leader in non-invasive drug and alcohol diagnostic technologies and solutions, announced today that the Company plans to raise between $7 and $10 million in funding.

In November 2002, LifePoint closed on the initial $2.5 million tranche of a $10 million working capital line; however, the Company believes that due to a change in internal investment parameters and management, the investor has decided not to extend the additional $7.5 million available under the credit facility. The existing $2.5 million already drawn under the credit facility will remain in place in accordance with its terms. LifePoint is seeking alternative financing to replace the additional funds no longer available under this credit facility.

LifePoint had been reducing its cash burn through the natural transition from an R&D to a manufacturing, sales and marketing focus, and through that process has reduced its monthly cash burn from $1.1 million during the quarter ended September 30, 2002, down to $0.7 million in December 2002. Additional reductions have or are being implemented to bring the monthly cash burn down to under $0.4 million. The Company currently believes that its sales for the quarter ended December 31, 2002, which have not yet been audited nor reviewed by the outside auditors, were flat compared to the previous quarter, but represented only a portion of the instrument shipments made during the quarter. In addition to the instruments sold, instruments were shipped for field evaluations, marketing pilots, and contingent customer sales not yet recorded in revenues. During these evaluations, the test system has generally performed as expected.

LifePoint is still awaiting clearance of the IMPACT(R) TEST SYSTEM from the FDA. LifePoint has just received a request for clarification from the FDA, and is in the process of responding to that request. LifePoint continues to expect clearance this quarter.

"We are disappointed that the credit facility from our investor was not extended; however, LifePoint previously has been able to obtain financing during difficult times. At this time, LifePoint has numerous patents that have issued, manufactures a stable product, and has received early customer acceptance, which will be further validated with FDA clearance. We have been pursuing parallel paths to secure capital, and have several potential interested investors at this time."

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As of December 31, 2002 the Company had a cash balance
of $1.2 million. The Company has limited cash resources available to fund operations. There can be no assurance that the Company will be able to obtain the additional funding that it is seeking. If the Company is unable to obtain additional funding, the Company may not be able to continue to operate its business and will consider other available strategic alternatives.


ABOUT LIFEPOINT, INC.

LifePoint, Inc., a leader in non-invasive drug diagnostic technologies and solutions, has developed, manufactures and markets the IMPACT TEST SYSTEM - a rapid diagnostic testing, screening and drug monitoring device for use in law enforcement and the workplace, and in the future, pending FDA approval, ambulances, pharmacies, and home healthcare markets. LifePoint's patented and proprietary technologies for the use of saliva as a non-invasive, blood-comparable test specimen, used in conjunction with the flow immunosensor technology licensed from the United States Navy, have allowed LifePoint to develop a broadly applicable, rapid, on-site diagnostic test system. The first product simultaneously detects drugs of abuse and alcohol. The initial three target markets - law enforcement, industrial workplace and medical emergency room - are estimated to be over $1.6 billion in total opportunity.

This press release contains forward-looking statements regarding future events and the future performance of LifePoint, Inc. that involve risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to the ability to obtain additional financing, the actual amount of revenues for the quarter may differ materially from the Company's estimates, FDA 510(k) clearance in medical markets, dependence on third parties for certain marketing efforts, and market acceptance. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.

LIFEPOINT(R)and IMPACT(R)are trademarks of LifePoint, Inc.

CONTACTS:
LifePoint, Inc.
Linda H. Masterson, CEO & President
(909) 418-3000 x 400
e-mail: LifePoint@LFPT.com
Web site: www.LifePointInc.com.

INVESTORS:
Cameron Associates
Lester Rosenkrantz
(212) 245-8800 ext. 212


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